Exhibit 14.2

PRIMUS THERAPEUTICS, INC.

Statement of Policy Concerning
Insider Trading and Confidentiality

1.     Introduction

The purchase or sale of securities while possessing material nonpublic ("Insider") information, or the selective disclosure of such information to others who may trade, is prohibited by Federal and state laws and violations of those laws are subject to criminal penalties. As an essential part of your work, you may have access to material non-public information about Primus Therapeutics, Inc. or its subsidiaries (collectively, the "Company") or about the Company's business (including information about other companies with which the Company does or may do business).

The Company has adopted this Policy Statement to avoid even the appearance of improper conduct on the part of any Company employee (not just so-called insiders). All Company employees have worked hard over the years to establish a reputation for integrity and ethical conduct. This Policy Statement is designed to further the reputation of the Company and each employee for integrity and good corporate citizenship.

2.     Statement of Policy

No Insider may buy or sell the Company’s securities when he or she possesses Material Non-Public Information, as defined in Section 3;

No Insider may buy or sell securities of another company, including without limitation any of our customers, vendors or suppliers, if he or she possesses Material Non-Public Information of the other company and such information was obtained in the course of his or her employment with the Company;

No Insider may disclose (“tip”) Material Non-Public Information to any other person, including family members and social acquaintances, and no Insider may make recommendations or express opinions with regard to trading in our securities;

No Insider may disclose our Non-Public Information to third parties;

No director, officer or employee, or any immediate family members, may buy or sell our securities other than during a Window Period, as defined in Section 7;

No director, officer or employee, or any family members or others living in their household, may trade options for, or sell "short," any securities of the Company; and

Certain Insiders, including directors, executive officers and other designated persons, require pre-clearance prior to buying or selling securities at any time.

3.     Definition of Material Nonpublic Information

"Material" information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell securities - in short, any information that could reasonably be expected to affect the price of the securities.

"Non-Public" information is any information that has not been disclosed generally to the marketplace. All information about the Company that is not yet in general circulation should be considered Non-Public. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered non-public. All information that a person learns about the Company or its business plans in connection with his or her employment is potentially "Insider" information until publicly disclosed or made available to the public by the Company. All such information should be treated as confidential and proprietary to the Company, and should not be disclosed to others, including family, relatives, business or social acquaintances, who do not need to know it for legitimate business reasons. If this Non-Public information is also "Material," persons possessing it are required by law and the Company policy to refrain from trading in Company securities and from passing the information on to others who may trade.

While it is impossible to list all types of information that might be deemed “Material” under particular circumstances, information dealing with the following subjects affecting the Company is often found to be Material: projections of future earnings or losses, or financial liquidity problems; major marketing changes; news of a pending or proposed joint venture, merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; write-downs of assets; change in debt ratings; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; major personnel changes; significant new products; significant litigation or government investigations.

Employees should be aware that transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the rules against insider trading. The securities laws do not recognize such mitigating circumstances and even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Employees should also bear in mind that if their securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction involving Company securities, employees should carefully consider how regulators and others might view their transactions in hindsight.

4.     Liability of Supervisory Persons

The Company, as well as a director, officer or other Company manager, is subject to liability under the Federal securities laws if the Company or such person knew or recklessly disregarded the fact that a person directly or indirectly under the Company's or such persons control was likely to engage in insider trading and failed to take appropriate steps to prevent such an act before it occurred. The penalties for such inaction can be significant.

If Material Non-Public information is inadvertently disclosed, no matter what the circumstances, by any Company director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the General Counsel or Chief Financial Officer of the Company .

5.     Tipping Information to Others

The Company’s directors, officers and employees must not pass on to others, including family members and others living in their household or friends and casual acquaintances, any Material Non-Public Information. Directors, officers and employees are expected to be responsible for the compliance of their immediate family and others living in their households. Penalties for improper disclosure Material Non-Public Information apply regardless whether the person making the disclosure derives any personal benefit from another's actions.

6.     Timing

It would be improper for any director, officer or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company's shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule, directors, officers and employees should not engage in any transactions until at least two full business days after the date Material Information has been released to the public.

7.     Trading During Window Periods

It is the Company's policy that its directors, officers and employees, and the family members and others living in their households, are strictly prohibited from buying or selling any securities of the Company (other than as described in Section 10), except during the period (the "Window Period") commencing two full business days after the date of public announcement of the Company's most recent quarterly or annual earnings and ending on the 30th day preceding the next scheduled quarterly or annual announcement of the Company's earnings. These periods are based upon the filing deadlines established by the Securities and Exchange Commission for the filing of the Company’s Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K. These Window Periods may be changed from time to time to coincide with changes in the Company’s public reporting obligations or for other reasons. In addition, the Company may from time to time impose temporary blackout periods on trading in its securities. Any such changes will be set forth in writing.

In addition, directors, officers and employees, and the family members and others living in their households, are prohibited from buying or selling any securities of the Company (other than as described in Section 10), even within the Window Period, if such director, officer or employee is aware of any Material Information relating to the Company which has not yet been made available to the public by press release or otherwise, for at least two full business days after the date of public release of such information. Such persons are also prohibited from disclosing such information, directly or indirectly, to any third party, including family members and relatives, except for persons who have a legitimate need-to-know. This policy also applies to Material Non-Public Information relating to any other company obtained in the course of employment with the Company.

8.     Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the [corporate secretary]. However, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with each individual.

9.     Pre-Clearance of Trades by Directors, Officers and Certain Other Personnel

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the procedures set forth below must be followed by the Company's directors and executive officers and any other persons who are likely, in the course of performing their duties, to have access to Material Non-Public Information. The Company will notify the persons who are subject to these procedures.

All transactions in securities of the Company (acquisitions, dispositions, transfers, etc.) by any member of the above-mentioned groups must be pre-cleared by the Company’s Chief Financial Officer. If any affected person contemplates a transaction, he or she should contact the Company’s Chief Financial Officer in advance. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance for the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential.

The foregoing procedures do not apply to the purchase or sale of securities in a "blind" trust, mutual fund, "wrap" account, or similar arrangement, provided that the beneficiary in question does not discuss investments with the trustee, money manager or other investment advisor who has discretion over the funds. Company personnel who invest through a "blind" trust or a "wrap" account, may wish to consider asking such advisors to refrain from trading for their account in securities of the Company. Taking this additional step may prevent misunderstanding and embarrassment.

10.     Trading in the Company 401(k) Plan

The Company's insider trading policy applies to certain transactions involving Company stock in an employee's 401(k) Plan Account. For example, the policy applies to (i) elections to make intra-plan transfers into or out of the Company stock fund, if any, and (ii) elections to increase or decrease the percentage allocation of new investments in the Plan to the Company stock fund, if any. The policy does not apply, however, to repetitive investments in any Company stock fund that occur every pay period pursuant to a payroll deduction in a like amount each period.

11.     Confidentiality

The unauthorized disclosure of Non-Public Information about the Company or its customers, whether or not for the purpose of facilitating improper trading in Company securities, could be damaging to the Company. It is therefore the Company's policy that its directors, officers and employees should not discuss non-public Company matters or developments relating to the Company or its customers with anyone outside the Company (including family members, relatives and friends), except as required in the performance of regular employment duties. Similarly, Company affairs should not be discussed in public or quasi-public areas where conversations may be overheard (e.g., airplanes, restaurants, restrooms, elevators, etc.). This prohibition also applies to inquiries about the Company that may be made by the press, investment analysts or others in the financial community, including shareholders. It is important that all such communications on behalf of the Company be made only through authorized individuals. If any person receives any inquiries of this nature, he or she should decline comment and refer the inquirer to the Company’s General Counsel or Chief Financial Officer.

12.     Summary

Any person who has doubts about his or her responsibilities under this Statement of Policy should seek clarification and guidance from the Chief Financial Officer before acting.

The Company expects strict compliance with these procedures by all personnel at every level.

Adopted by the Board of directors on November 15, 2010.